Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas

Chief Financial Officer

402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

SECOND QUARTER 2018 RESULTS

Strong Market Adoption of Digital Voice of Customer (VOC) Platform

LINCOLN, Nebraska (August 7, 2018) — National Research Corporation (NASDAQ:NRC) today announced results for the second quarter of 2018.

Digital VOC Platform highlights:

●	VOC contract value increased to $33 million
●	Year-to-date platform revenue increased to 23%, up from 11% year-over-year
●	Platform differentiation continues to drive new client sales activity

Remarking on Company performance, Michael D. Hays, chief executive officer of National Research Corporation said, “We ended the first half of the year exceeding the total dollar value of new client wins in all of 2017. Our VOC platform, combined with unmatched product extensions, is capturing the spend of legacy patient satisfaction vendors.”

Kevin Karas, chief financial officer commented, “Second quarter revenue decreased 1.5% from prior year in line with earlier visibility. We are expecting third quarter revenue growth in the 4% to 5% range compared to the third quarter of 2017 based on the trend in contract value growth. It is important to note that second quarter results reflect the financial impact of the recapitalization that was approved by shareholders on April 16, 2018. The recapitalization impact included additional bank financing, legal fees, accelerated share-based compensation expense, income tax benefits, adjustments to shareholder’s equity and adjustments to the earnings-per-share calculation.”

Revenue for the quarter ended June 30, 2018, was $28.0 million, compared to $28.4 million for the same quarter in 2017. Net income for the quarter ended June 30, 2018, was $7.9 million, compared to $5.8 million for the quarter ended June 30, 2017. Diluted earnings per share increased to $0.28 for the common shares (formerly Class A) and decreased to $0.26 for Class B shares for the quarter ended June 30, 2018, from diluted earnings per share of $0.13 for Class A shares and $0.80 for Class B shares for the quarter ended June 30, 2017. Due to the recapitalization transaction on April 17, 2018, income has been allocated to both classes of shares through April 16, and allocated only to common stock (formerly Class A) after April 16.

NRC Announces Second Quarter 2018 Results

August 7, 2018

A listen-only simulcast of National Research Corporation’s 2018 second quarter conference call will be available online at http://edge.media-server.com/m6/p/2sqp4p7k on August 8, 2018, beginning at 11:00 a.m. Eastern time. The online replay will follow approximately one hour later and continue for 30 days.

For more than 37 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of the patient and employee experience while also increasing patient engagement and customer loyalty for healthcare providers, payers and other healthcare organizations in the United States and Canada. The Company’s solutions enable its clients to understand the voice of the customer with greater clarity, immediacy and depth.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

NRC Announces Second Quarter 2018 Results

August 7, 2018

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Revenue	$28,017	$28,435	$59,034	$58,710

Operating expenses:
Direct expenses	10,996	11,939	23,904	24,439
Selling, general and administrative	7,940	6,905	15,808	13,591
Depreciation and amortization	1,325	1,139	2,608	2,244
Total operating expenses	20,261	19,983	42,320	40,274

Operating income	7,756	8,452	16,714	18,436

Other income (expense):
Interest income	9	15	54	29
Interest expense	(439)	(23)	(447)	(50)
Other, net	493	27	464	35

Total other income (expense)	63	19	71	14

Income before income taxes	7,819	8,471	16,785	18,450

Provision (benefit) for income taxes	(129)	2,719	1,531	6,178

Net income	$7,948	$5,752	$15,254	$12,272

Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Common (formerly Class A)	$0.29	$0.14	$0.47	$0.29
Class B	$0.27	$0.82	$1.31	$1.75
Diluted Earnings Per Share:
Common (formerly Class A)	$0.28	$0.13	$0.45	$0.28
Class B	$0.26	$0.80	$1.27	$1.71

Weighted average shares and share equivalents outstanding
Common (formerly Class A) - basic	23,957	20,752	22,429	20,745
Class B - basic	3,527	3,514	3,527	3,514
Common (formerly Class A) - diluted	24,846	21,525	23,350	21,404
Class B - diluted	3,620	3,591	3,628	3,584

NRC Announces Second Quarter 2018 Results

August 7, 2018

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except per share amounts and par value)

	Jun. 30,	Dec. 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$6,698	$34,733
Accounts receivable, net	10,689	14,806
Income taxes receivable	1,713	375
Other current assets	4,533	2,345
Total Current Assets	23,633	52,259

Property and equipment, net	13,320	12,359
Goodwill	57,913	58,021
Deferred contract costs	3,369	--
Other, net	4,650	4,677
Total Assets	$102,885	$127,316

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$3,710	$3,546
Deferred revenue	16,660	16,878
Accrued compensation	4,669	6,597
Dividends payable	4,206	4,222
Income taxes payable	97	--
Notes payable	3,575	1,067
Total Current Liabilities	32,917	32,310

Non-Current Liabilities	43,151	4,965

Total Liabilities	76,068	37,275

Shareholders’ Equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock (formerly Class A Common stock) $0.001 par value; authorized 60,000,000 shares, issued 29,794,307 in 2018 and 25,835,230 in 2017, outstanding 24,783,983 in 2018 and 20,936,703 in 2017	30	26
Class B Common stock, $0.001 par value; 4,319,256 issued and 3,535,238 outstanding in 2017	--	4
Additional paid-in capital	155,614	51,025
Retained earnings	(99,810)	77,574
Accumulated other comprehensive loss	(2,333)	(1,635)
Treasury stock	(26,684)	(36,953)
Total Shareholders’ Equity	26,817	90,041
Total Liabilities and Shareholders’ Equity	$102,885	$127,316

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